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Synthesis Energy Systems, Inc.

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Explanatory Note
This filing consists of the transcript of an interview given by Mr. Robert Rigdon, President and Chief Executive Officer of Synthesis Energy Systems, Inc. (the “Company”) to Mr. Tobin Smith of Equities.com. A video of the interview is available on the Company’s website, http://www.synthesisenergy.com/, as well as on Equities.com.
Additional Information
In connection with the proposed transaction among the Company, Zhongjixuan Investment Management Company Ltd. and China Energy Industry Holding Group Co., Ltd., the Company intends to file a preliminary and definitive proxy statement with the SEC and to mail the definitive proxy statement to the Company’s stockholders. The Company and its directors and officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with the transaction. Information about the transaction will be set forth in the preliminary and definitive proxy statements to be filed by the Company with the SEC.
When available, you may obtain the preliminary and definitive proxy statements for free by visiting EDGAR on the SEC web site at www.sec.gov. Stockholders and investors should read the definitive proxy statement carefully before making any voting or investment decision because that document will contain important information.
SYNTHESIS ENERGY SYSTEMS — TRANSCRIPT OF TAPED INTERVIEW WITH TOBIN SMITH OF EQUITIES.COM
I: Hi this is Tobin Smith with equities.com, we’re talking to Synthesis Energy Systems. Robert Rigdon is the President and CEO. Wow, coal turning into gas doing it in China. That’s a big bite you guys are taking, isn’t it?
M: It sure is, but it’s a very exciting part of our business. The Chinese today are very interested in having diversification in their gas supply.
I: No question.
M: Taking in from coal, they’re importing LNG, they’re building pipelines to take gas from other countries, they’re growing. Their energy demands are very high and gas is a very important part and doing from coal and low quality coals is really where we come in.
I: So what... if I’m buying natural gas today off an LNG tanker, what am I paying for million BTU?
M: Well today gas in China is very much spread around the industrialized areas of China, but today what we see at City Gates, it can range anywhere from $10 to $15 a million BTU.

I: Alright, and you have technology with a secret sauce that you’re going to give us a quick one on that will take low-grade coal, which can’t really be used or it’s worth much less then high-grade coal, you can convert it into gas, you can do it on the site of the coal plant, and now you have gas at $4.
M: Yes basically that’s the game. What we do is we convert these low-quality coals into sy gas and then that’s integrated together with a methenation technology that further converts that methane, which is basically natural gas and then... and we do that, because we’re using... First our technology is a relatively low capital cost gasification technology, but we do that on low-cost coals. Near the mine mouth and when we do that, we’re able to actually lower the cost of production on these gases. So we can produce gas in that $4 to $4.50 per million BTU range.
I: Okay um... you have some significant investors that have come in, specifically Chinese venture... Tell us about that because... they don’t put hard money in unless they think they have something that’s going to be a big deal.
M: Right well China is an interesting place to do business and what we... part of our overall strategy of our company is to partner in the regions that we do business with, with local partners and China’s no different. So what we’ve done this year and it’s well-known that we’ve announced that there’s been a strategic investor called Zhongjixuan Investment Management Ltd., or ZJX China Energy that’s investing in our company and they are doing this because they see the overall energy sector in China is being a strategic growth platform for China and China is looking at sort of the holistic view of not only doing energy but doing gasification for chemicals, gasification for liquid fuels, gasification for gas and also for power in the future. It’s part of the whole scope of what ZJX is looking at with SES.
I: Do you fear technology transfer; I mean do you fear them steeling your good stuff?

M: You know that is a question that always comes up when you’re doing business in China and I don’t fear it... I think there’s two ways you can approach technology in China. Our approach is you partner. You partner in China, you do it with strong Chinese partners and you put sort of a Chinese face on your technology and then in that way you can control your technology. I think otherwise as just a western company trying to bring technology into China without doing the partnering, it’s a very difficult road and then you do run a higher risk actually of having your technology copied.
I: Yeah, and what’s the business model going to be? You’re talking about building a two or three billion dollar plant in China. This is not a small plant.
M: These plants are not small at all. Now what we do, these plants are built in phases to be quite clear because they’re a large capital investment and the phases, the plants, depending on where they’re built in the total scope of the project can run anywhere from $2 to $3 billion in the US but they’re done in three to four phases. And so they’re broken up in these phases, they’re built over each phase can be built in about a three year period. And so that’s how we do that and we do that only in partnerships in China. Not only will do that through our... ultimately as we close with our ZJX investment but we will be bringing in significant Chinese state-owned companies as partners and joint ventures to do these projects.
I: Sure, like (inaud) Power, some of these large power companies or...?
M: Well it could be that or it could be state-owned gas companies that may come in and partner with us, such as a company like CMPC or others. These are companies that have vested interests in moving forward in the gas industry.
I: Alright and what’s your business model, how do you generate revenues, what’s your revenue model here?
M: Well you know we have three different ways but the big way is the equity part of our business where we invest in projects, where we leverage our technology to carry us into projects. So we do a combination of both, that’s one. But second to that, because the technology is actually... it’s a great technology for low-quality coals. Many customers around the world are focused on that, they’ve been to our plants, they’ve visited the plant we have operating in China today and they want to license the technology.

I: Okay.
M: So we also are licensing the technology to customers today so that they can go and build their own projects.
I: And do you get any equity in those projects as well...?
M: Well we can we... and that’s really on a sort of case by case basis. We do that by looking at securing investment options into those projects, licensing and generally speaking, the companies that we do business with are very open to having the technology provider invest. Obviously that makes a lot of sense to do that.
I: Where are we on revenues, when does the magic goose start laying those golden eggs?
M: Well we’ve done quite well, since the inception of the company we have been improving and growing our revenue year by year. Now this is a complex business to start-up, it’s been capital intensive and as we started our licensing business which is now showing traction and with our EMA project which is coming on next year, we think we’re very well positioned now as we’ve been growing earnings and been growing revenue to turn the corner hopefully sometime next year as this project comes online.
I: Okay and so finally the China project comes online...
M: ...in the middle of next year, 2012.
I: Okay, and have you put any revenue numbers behind it, have you put any forecasts out on how big this thing’s going to be?
M: No we don’t forecast the revenues on that but what we have done, this is a project that’s going to be ultimately producing glycol and this project going to be in the first phase it’s going to be selling syngas into the market in this local industrial area. And then we’ll bring on the glycol production later on after that. The project is a project that we own 25% of, in partnership with Yima Coal Company, which is a state-owned company there in Henan province...

I: One of the largest...
M: Yeah...
I: Outstanding well this is maybe one of those great things where an American company helps a Chinese business build it, gets revenues, get equity. You know this is a billion dollar opportunity obviously for you guys, multi-billion dollar opportunity, $80 million market cap, you’re as you hit these projects going 2014-2015, you got a big company on your hands.
M: Yes we believe so. I mean we’re getting a lot of traction, we’ve got a very strong strategy in place now with the elements of it and we’ve been really showing results over the last year connecting on our strategy.
I: Alright Synthesis Energy Systems, turning coal, low-grade coal into high-class and high-valuable gas a lot cheaper and I guess really also in a sustainable way. Great company. I appreciate the talk.
M: Thank you very much.
I: Same here.